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Exhibit 99.1
AXT, Inc. Third Quarter 2021 Results
October 27, 2021
Page 1 of 7

AXT, Inc. Announces Third Quarter 2021 Financial Results

Year-to-Date Revenue Grows 46% from the Prior Year

FREMONT, Calif., October 27, 2021 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor wafer substrates, today reported financial results for the third quarter, ended September 30, 2021.

Management Qualitative Comments

“Our third quarter and year-to-date revenue results continue to underscore the gathering momentum of the technology mega trends that our substrates help to enable – trends such as 5G telecommunications, data center upgrades, health monitoring, the internet of everything, and the proliferation of LED lighting and display,” said Morris Young, chief executive officer.  “Year to date, we have increased revenue by 46% over the same period in 2020. With our new, expanded manufacturing facilities, we are able to accommodate increasing demand across these applications and others, while meeting the stringent technical requirements of Tier-1 customers. As such, 2021 is unfolding to be a pivotal year for our business. And as we look ahead, we believe 2022 will be another year of strong growth, with existing applications continuing to mature, and new ones being layered on to the current demand.”

Third Quarter 2021 Results

In order to provide better clarity on its operational and financial results, AXT will begin reporting its financial results on both a GAAP and non-GAAP basis. Non-GAAP results exclude stock-based compensation. Investors can find GAAP to non-GAAP reconciliation tables in the financial statements in this press release.

●	Revenue for the third quarter of 2021 was $34.6 million, compared with $33.7 million in the second quarter of 2021 and $25.5 million for the third quarter of 2020. This is approximately 35 percent growth over the third quarter of 2020.

●	GAAP gross margin was 33.3 percent of revenue for the third quarter of 2021, compared with 36.3 percent of revenue in the second quarter of 2021 and 34.6 percent for the third quarter of 2020.

●	Non-GAAP gross margin was 33.8 percent of revenue for the third quarter of 2021, compared with 36.4 percent of revenue in the second quarter of 2021 and 34.8 percent for the third quarter of 2020.

●	GAAP operating expenses were $9.1 million in the third quarter of 2021, compared with $8.3 million in the second quarter of 2021 and $6.6 million for the third quarter of 2020.

AXT, Inc. Third Quarter 2021 Results
October 27, 2021

●	Non-GAAP operating expenses were $7.7 million in the third quarter of 2021, compared with $7.4 million in the second quarter of 2021 and $6.0 million for the third quarter of 2020.

●	GAAP operating profit for the third quarter of 2021 was $2.4 million, compared with $3.9 million in the second quarter of 2021 and $2.2 million for the third quarter of 2020.

●	Non-GAAP operating profit for the third quarter of 2021 was $4.0 million, compared with $4.9 million in the second quarter of 2021 and $2.8 million for the third quarter of 2020.

●	Non-operating income and expense, net and net income attributable to noncontrolling interests for the third quarter of 2021 was a gain of $1.4 million, compared with a gain of $0.5 million in the second quarter of 2021 and a loss of $1.2 million for the third quarter of 2020.

●	GAAP net income in the third quarter of 2021 was $3.8 million, or $0.09 per share, compared with net income of $4.4 million or $0.10 per share in the second quarter of 2021 and net income of $1.0 million or $0.02 per share for the third quarter of 2020.

●	Non-GAAP net income in the third quarter of 2021 was $5.4 million, or $0.13 per share, compared with net income of $5.4 million or $0.12 per share in the second quarter of 2021 and net income of $1.6 million or $0.04 per share for the third quarter of 2020.

STAR Market Listing Update

AXT previously announced on November 16, 2020 a strategic plan to access China’s capital markets and progress to an initial public offering by Beijing Tongmei Xtal Technology Co., Ltd. (“Tongmei”), its  company in China, on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (the “STAR Market”).  The company is currently preparing required documents for submission to the STAR Market authorities.

The process of going public on the STAR Market includes several periods of review and, therefore, is a lengthy process. Tongmei expects to accomplish this goal in mid-2022. AXT has posted a brief summary of the plan and the process on its website at www.axt.com.

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 8289338). The call will also be simulcast at www.axt.com. Replays will be available at (855) 859-2056 (passcode 8289338) until November 3, 2021. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 438-4700.

AXT, Inc. Third Quarter 2021 Results
October 27, 2021

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge).  The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California and includes sales, administration and customer service functions.  AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the Company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at http://www.axt.com.

Note Regarding Use of Non-GAAP Financial Measures

As discussed above, in addition to the company’s condensed consolidated financial statements, which are presented according to GAAP, the company provides certain non-GAAP financial information that excludes stock-based compensation.  We believe that non-GAAP measures provide better comparability with our peer companies, many of which also use similar non-GAAP financial measures.  Further, the company believes that these non-GAAP measures offer an important analytical tool to help investors understand the company’s core operating results and trends. These non-GAAP measures have certain limitations and are not meant to be considered in isolation or as a substitute for GAAP financial information. Please note that other companies may calculate non-GAAP financial measures differently.  A reconciliation of our GAAP consolidated financial statements to our non-GAAP consolidated financial statements is provided below.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding completing other preliminary steps in connection with the proposed listing of shares of Tongmei on the STAR Market, being accepted to list shares of Tongmei on the STAR Market and the timing and completion of such listing of shares of Tongmei on the STAR Market. Additional examples of forward-looking statements include statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, including technology trends and new applications, our market opportunity, our ability to lead our industry, our relocation and our expectations with respect to our business prospects and financial results. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the withdrawal, cancellations or requests for redemptions by private equity funds in China of investments in Tongmei, the

AXT, Inc. Third Quarter 2021 Results
October 27, 2021

administrative challenges in satisfying the requirements of various government agencies in China in connection with the investments in Tongmei and the listing of shares of Tongmei on the STAR Market, continued open access to companies to list shares on the STAR Market, investor enthusiasm for new listings of shares on the STAR Market and geopolitical tensions between China and the United States. Additional uncertainties and factors include, but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines and ramping of production; possible factory shutdowns as a result of air pollution in China; COVID-19 or other outbreaks of a contagious disease; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Third Quarter 2021 Results
October 27, 2021

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue	$34,576	$25,469	$99,661	$68,326
Cost of revenue	23,075	16,646	64,386	47,213
Gross profit	11,501	8,823	35,275	21,113
Operating expenses:
Selling, general and administrative	6,476	4,623	17,841	14,119
Research and development	2,629	2,023	7,571	4,973
Total operating expenses	9,105	6,646	25,412	19,092
Income from operations	2,396	2,177	9,863	2,021
Interest expense, net	(44)	(70)	(55)	(138)
Equity in income (loss) of unconsolidated joint ventures	1,061	45	3,674	(243)
Other income (expense), net	948	(34)	898	2,940
Income before provision for (benefit from) income taxes	4,361	2,118	14,380	4,580
Provision for (benefit from) income taxes	(135)	637	1,504	1,923
Net income	4,496	1,481	12,876	2,657
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(696)	(490)	(1,266)	(1,483)
Net income attributable to AXT, Inc.	$3,800	$991	$11,610	$1,174
Net income attributable to AXT, Inc. per common share:
Basic	$0.09	$0.02	$0.28	$0.03
Diluted	$0.09	$0.02	$0.27	$0.03
Weighted-average number of common shares outstanding:
Basic	41,460	40,152	41,237	39,978
Diluted	42,678	40,979	42,710	40,688

AXT, Inc. Third Quarter 2021 Results
October 27, 2021

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$43,608	$72,602
Short-term investments	5,681	240
Accounts receivable, net	36,584	24,558
Inventories	60,683	51,515
Prepaid expenses and other current assets	13,062	15,603
Total current assets	159,618	164,518
Long-term investments	6,680	5,726
Property, plant and equipment, net	131,617	115,825
Operating lease right-of-use assets	2,401	2,683
Other assets	15,347	10,110
Total assets	$315,663	$298,862
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,384	$12,669
Accrued liabilities	12,670	15,995
Bank loan	13,285	10,411
Total current liabilities	37,339	39,075
Long-term loan, related party	929	—
Noncurrent operating lease liabilities	2,035	2,374
Other long-term liabilities	1,628	1,881
Total liabilities	41,931	43,330

Redeemable noncontrolling interests	50,178	47,563

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	43	42
Additional paid-in capital	230,517	230,381
Accumulated deficit	(32,935)	(44,545)
Accumulated other comprehensive income	4,583	3,209
Total AXT, Inc. stockholders’ equity	205,740	192,619
Noncontrolling interests	17,814	15,350
Total stockholders’ equity	223,554	207,969
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$315,663	$298,862

AXT, Inc. Third Quarter 2021 Results
October 27, 2021

AXT, INC.

Reconciliation of Statements of Operations Under GAAP and Non-GAAP

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
GAAP gross profit	$11,501	$8,823	$35,275	$21,113
Stock compensation expense	188	28	263	83
Non-GAAP gross profit	$11,689	$8,851	$35,538	$21,196

GAAP operating expenses	$9,105	$6,646	$25,412	$19,092
Stock compensation expense	1,451	619	3,168	1,847
Non-GAAP operating expenses	$7,654	$6,027	$22,244	$17,245

GAAP income from operations	$2,396	$2,177	$9,863	$2,021
Stock compensation expense	1,639	647	3,431	1,930
Non-GAAP income from operations	$4,035	$2,824	$13,294	$3,951

GAAP net income	$3,800	$991	$11,610	$1,174
Stock compensation expense	1,639	647	3,431	1,930
Non-GAAP net income	$5,439	$1,638	$15,041	$3,104

GAAP net income per diluted share	$0.09	$0.02	$0.27	$0.03
Stock compensation expense	0.04	0.02	0.08	0.05
Non-GAAP net income per diluted share	$0.13	$0.04	$0.35	$0.07

Shares used to compute diluted net income per share	42,678	40,979	42,710	40,688